Exhibit 10.1

SECOND AMENDED AND RESTATED LICENSE AGREEMENT

THIS SECOND AMENDED AND RESTATED LICENSE AGREEMENT (the “Agreement”) is effective as of the 31st day of March, 2018 (the “Effective Date”) is by and between Juneau Biosciences, LLC, a Utah Limited Liability Corporation with its offices at 2749 East Parleys Way, Suite 210, Salt Lake City, UT 84109 (“Juneau”), and Predictive Technology Group, Inc., a Nevada corporation with its offices at 2735 East Parleys Way, Suite 205, Salt Lake City, Utah 84109 (“Predictive”).

WHEREAS, Predictive markets and distributes medical services and is desirous of promoting and marketing diagnostic products for endometriosis.

WHEREAS, Juneau is a company engaged in the discovery and development of products for the detection, prognosis, diagnosis or monitoring of women’s health disease states and has rights to certain intellectual property related to reagents and methods useful in assaying genetic patterns in human biological fluids.

WHEREAS, the parties desire to enter into a license arrangement for the purpose of commercializing an assay and related services for use in the prognosis and monitoring of endometriosis in the infertility and pelvic pain markets.

WHEREAS, in consideration of Predictive’s commitments, efforts and payments to be made hereunder, Predictive wishes to obtain from Juneau, and Juneau is willing to grant to Predictive, a licenseto allow Predictive to promote and market Juneau’s assay for use in the prognosis and monitoring of endometriosis in the infertility, pelvic pain and dysmenorrhea markets, on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the parties agree as follows:

SECTION 1. DEFINITIONS

The definitions provided in this Agreement are capitalized and shall include both singular and plural meanings of the defined word. All other terms used in this Agreement shall have their accepted meaning unless otherwise defined in this Section 1 or elsewhere in this Agreement.

1.1.

“Affiliate” means a person that controls, is controlled by or is under common control with a party. A person shall be regarded as in control of another person if it owns, or directly or indirectly controls, at least 50% of the voting stock or other ownership interest of such other person.

1.2.

“ART Clinic” (or assisted reproductive technology clinic) means infertility clinics offering fertility treatments in which both eggs and sperm are handled.

1.3.

“Assay” means a test system that applies one or more technical procedures and/or one or more analytical methods, using a defined and characterized protocol, to determine, measure or otherwise describe the presence, absence or amount of one or more analytes. The term Assay includes, whether or not sourced, performed, sold or offered separately, (a) all of the procedures of such test system, including, without limitation, collection, preparation, extraction, processing, analysis and reporting and (b) all of the constituent parts of such test system including, without limitation, collection apparatus or kits, instruction forms, standard operating procedures, software/algorithms and reports.

1.4.

“CLIA” means the Clinical Laboratory Improvement Amendments of 1988, as such may be amended from time to time.

1.5.

“Confidential Information” shall have the meaning as set forth in Section 6.1.

1.6.

“Control” means, with respect to any Intellectual Property right, that a person owns, co-owns, or otherwise has a license to such right, and has the ability to grant a license or sublicense in or to such right without violating the terms of any agreement or other arrangement with any other person.

1.7.

“FDA” means the United States Food and Drug Administration, or any successor agency thereof.

1.8.

“Field” means the prediction, prognosis, or diagnosis or therapeutic assessment of endometriosis in infertility and/or pelvic pain and/or dysmenorrhea patients using genetic data. For clarity, it is further understood and agreed that Predictive initially intends to promote the Licensed Assay to physicians providing infertility services fertility services at ART Clinics. Predictive also indents to market the Licensed Assay to other health care providers and directly to patients for the infertility and/or pelvic pain and/or dysmenorrhea indication(s).

1.9.

“Governmental Entity” means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision.

1.10.

“Intellectual Property” means all and any copyrights, database rights, software, design rights, Patent Rights, trade or service marks, Know-How, trade names, trade secrets and all other intellectual property, proprietary or other rights, whether or not the right is registered, and any applications or rights to apply for registration of the right.

1.11.

“Invention” means any discovery or improvement whether or not patentable or patented.

1.12.

“IP Assays” shall have the meaning as set forth in Section 1.18.

1.13.

“Joint Invention” means any Invention made jointly by or on behalf of Juneau or any of its Affiliates, on one hand, and by or on behalf of Predictive, on the other hand, in the course of the collaboration.

1.14.

“Juneau IP” means all Intellectual Property that is Controlled by Juneau or any of its Affiliates at the Effective Date or otherwise during the Term, the practice of which is necessary or useful to make, have made, use, have used, sell, have sold, offer to sell, import, practice, have practiced, or otherwise dispose of Assays in the Field, including Juneau’s rights to any such Intellectual Property co-owned with others (including Predictive).

1.15.

“Kit” means a kit or other package or grouping of materials that contains, without limitation but by way of example only, materials needed to collect saliva or other biological samples, patient identifying information, billing information, clinical information, detailed instructions to ensure sample integrity, and an envelope or box for shipping the sample to the reference laboratory, as part of and in connection with the Licensed Assay.

1.16.

“Know-How” means unpatented technical and other information including, without limitation, information comprising or relating to concepts, discoveries, data, designs or formulae; Inventions; methods models; assays; research plans; procedures; designs for experiments and tests and results of experimentation and testing; processes, including, without limitation, manufacturing processes, specifications and techniques; laboratory records; chemical/pharmacologic, toxicologic, clinical, analytic and quality control data; clinical trial data; case report forms; data analyses; reports or summaries and information contained in submissions to and information from ethical committees and Regulatory Authorities relating to Assays in the Field.

1.17.

“Launch” means the first commercial offering (i.e., not as part of a clinical trial), at the mutual agreement of the parties, of any Licensed Assay anywhere in the Territory.

1.18.

“Licensed Assay” means the defined assays specified in Schedule C, that are in the Field, and that incorporate either a Juneau Invention or a Joint Invention, or any combination thereof, if either (i) the promoting, marketing, manufacturing, making, using, selling, offering for sale, importing, or practicing of such Assay would, in the absence of authority from the person who Controls such Intellectual Property, infringe any Valid Claims (the “Patented Assays”); or (ii) other than Patented Assays, the promoting, marketing, manufacturing, making, using, selling, offering for sale, importing, or practicing of such Assay would, in the absence of authority from the person who Controls such Intellectual Property, infringe or misappropriate any Licensed IP (the “IP Assays”).

1.19.

“Licensed IP” means the Juneau IP.

1.20.

“Licensed Patent Rights” means those Patent Rights Controlled by Juneau or its Affiliates.

1.21.

“Losses” shall have the meaning as set forth in Section 9.1.

1.22.

“Net Profits” means the amounts received, including without limitation amounts collected in compromise or settlement of outstanding invoices, by Juneau, Predictive, any of either of their Affiliates or a Third Party sublicensee with respect to the Licensed Assays, less all expenses incurred by Juneau, Predictive, any of either of their Affiliates or a Third Party sublicensee relating to said amounts received which amounts shall be determined in accordance with accounting principles consistently applied from year to year, the calculation of which shall be determined by Predictive and consistent with the accounting principles utilized by Predictive in its public filings. The calculation of Net Profit shall include amounts specifically identifiable to the Licensed Assay and amounts allocated to the Licensed Assay, it being understood that amounts which are not specifically identifiable to the Licensed Assay by virtue of their being identifiable to a group of products or services that includes the Licensed Assay shall be allocated thereto in a consistent and equitable manner that equitably reflects the contribution of the Licensed Assay to such Net Profits; provided, that in no event will the discount applied to the list price of the Licensed Assay be greater than the discount applied to any other product or service in the bundle.

1.23.

“Net Sales” means the amounts received, including without limitation amounts collected in compromise or settlement of outstanding invoices, by Juneau, Predictive, any of either of their Affiliates or a Third Party sublicensee with respect to the Licensed Assays, less: (a) discounts, including cash discounts, or rebates actually allowed or granted; (b) credits or allowances actually granted upon claims or returns regardless of the party requesting the return, including without limitation those granted to managed care entities or pharmaceutical benefit management service entities; (c) freight and other delivery charges paid for delivery, including allowances for brokerage fees, freight, handling, and freight insurance; and (d) taxes or other governmental charges levied on or measured by the invoiced amount whether absorbed by the billing or the billed party. The calculation of Net Sales shall include amounts specifically identifiable to the Licensed Assay and amounts allocated to the Licensed Assay, it being understood that amounts which are not specifically identifiable to the Licensed Assay by virtue of their being identifiable to a group of products or services that includes the Licensed Assay shall be allocated thereto in a consistent and equitable manner that equitably reflects the contribution of the Licensed Assay to such Net Sales; provided, that in no event will the discount applied to the list price of the Licensed Assay be greater than the discount applied to any other product or service in the bundle.

1.24.

 “Predictive IP” means all Intellectual Property that is Controlled by Predictive at the Effective Date or otherwise during the Term, the practice of which is necessary or useful to make, have made, use, have used, sell, have sold, offer to sell, import, practice, have practiced, or otherwise dispose of Assays in the Field, including Predictive’s rights to any such Intellectual Property co-owned with others (including Juneau).

1.25.

“Patented Assays” shall have the meaning as set forth in Section 1.18.

1.26.

“Patent Rights” means patent applications, patents, invention disclosures, author certificates, inventor certificates, utility certificates, models, and all foreign counterparts of them, including any divisional applications and patents, improvement patents, refilings, renewals, continuations, continuations-in-part, extensions, reissues, reexaminations, as well as any supplementary or additional protection certificates and equivalent protection rights in respect of them.

1.27.

“Person” or “person” means an individual, corporation, partnership, company, joint venture, unincorporated organization, limited liability company or partnership, sole proprietorship, association, bank, trust company or trust, whether or not legal entities, or any Governmental Entity.

1.28.

“Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, permits, registrations, clearances or authorizations of any Regulatory Authority that are necessary for the promotion, marketing and sale of the Licensed Assay in a jurisdiction for the indication for which such assay is being promoted and marketed in such jurisdiction.

1.29.

“Regulatory Authority” means any national, regional, state or local agency, department, bureau, commission, council or other Governmental Entity with responsibility for granting any approvals, licenses, permits, registrations, clearances or authorizations necessary for the promotion, marketing and sale of products including, without limitation, the FDA, and where applicable any ethics committee or any equivalent review board.

1.30.

“Representatives” shall have the meaning as set forth in Section 9.1.

1.31.

“Sales Forecasts” shall have the meaning as set forth in Section 2.2(c).

1.32.

“Specifications” shall have the meaning as set forth in Section 2.2(b).

1.33.

“Term” refers to the term of this Agreement and shall have the meaning as set forth in Section 7.1.

1.34.

“Territory” means the United States, subject to expansion pursuant to Section 2.6.

1.35.

“Third Party” means a person other than Predictive or Juneau.

1.36.

“Valid Claim” means a bona fide, unexpired issued claim in Licensed Patent Rights which has not been abandoned, dedicated to the public or held invalid or unenforceable by a decision of a court or other Governmental Entity of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or which has not been admitted to be invalid or unenforceable or of a scope not covering an Assay in the Field through reissue, disclaimer or otherwise.

SECTION 2. COMMERCIALIZATION ACTIVITIES

2.1.

Development Program & Term. Juneau is engaged in a development program to (a) to develop and improve the Licensed Assay, (b) to conduct all pre-clinical and clinical activities related to Licensed Assay, and (c) to apply for Regulatory Approval, where necessary, to promote and market (or to continue to promote and market) Licensed Assay in the Territory and in the Field (the “Development Program”).

2.2.

Processing, Manufacture & Supply Activities.

(a)

Supply of Kits. It is presently contemplated that routine blood sample collection, not requiring specialized sample collection Kits, will be used in connection with the performance of Licensed Assay. In the event the parties mutually agree to use Kits, each party shall be responsible directly or indirectly to obtain such Kits. At Predictive’s request, Juneau will supply Predictive with Kits at Predictive’s sole cost and expense.

(b)

Specifications of Licensed Assay. The parties shall agree on the quality inspection criteria and specifications for the Licensed Assay including the Kits (the “Specifications”). In no event shall any material change, improvement or modification to a Licensed Assay (including the Kits) or to the Specifications therefor be implemented without the prior written approval of the parties. If the parties agree on any such change, improvement or modification, the parties shall amend the Specifications to reflect the same.

(c)

Sales Forecasts. Predictive shall, during the first month in each calendar quarter following the Launch, provide Juneau with Predictive’s good faith, non-binding estimate of Predictive’s expected requirements for Licensed Assay as well as for the associated services to be performed by Juneau during the next following calendar quarter (the “Sales Forecasts”), i.e. the Sales Forecast for the quarter from April to June will be provided to Juneau during the month of January, and the Sales Forecast for July to September will be provided in April, etc.

(d)

Volume of Licensed Assay. In no event will Juneau be required to provide in any calendar quarter a volume of Licensed Assay in excess of 125% of Predictive’s Sales Forecast for such quarter made pursuant to Section 2.2(c).

(e)

Labeling. Juneau will have the right to determine and shall be responsible for the appearance and text of all package labeling used in connection with the Licensed Assay for regulatory purposes; provided, that, the name and corporate logo of Predictive shall be included in a prominent position on the packaging for the Licensed Assay as well as on the reports generated with respect to the performance of Licensed Assay, and Predictive shall be identified as the exclusive promotional agent for the Licensed Assay.

2.3.

Promotional Activities.

(a)

Promotional Activities. Without the written consent of Juneau in advance in writing, which consent will not be unreasonably withheld, the ART Guide Assay, as described in Exhibit C, will not be sold less than $995 per Licensed Assay. Other terms of sale shall be reasonably agreed by the parties. Each party shall be responsible for all promotional costs that such party incurs in connection with the marketing and sale of the Licensed Assay.

(b)

Promotional Materials. Predictive shall create and develop the Promotional Materials relating to the Licensed Assay as are determined by Predictive to be necessary or appropriate for use in Predictive’s promotional activities. Juneau shall make available to Predictive such information and knowledge in Juneau’s possession concerning the Licensed Assay, its qualities and uses, and techniques and methods of promoting or marketing such, as will aid Predictive in improving the sales of the Licensed Assay. Predictive shall own all right, title and interest in and to the Promotional Materials it creates, including all copyrights appurtenant thereto but excluding any rights in or to Juneau’s trademarks, materials provided by Juneau and any inserts or labels required by law or any Regulatory Authority. “Promotional Materials” means all web-based, multi-media, printed or other materials used to promote and market the Licensed Assay including, but not limited to, all promotional brochures, newsletters, journal ads, selling aids, posters, reprints, and video or audio tapes.

(c)

Branding. The Licensed Assay that are promoted will be manufactured, packaged, promoted, marketed, distributed, and sold using Predictive’s and Juneau’s trademarks and other trade and manufacturer designations, in the manner reasonably determined by the parties (including, without limitation, under reasonable license, quality control and mark usage agreements). Subject to reasonable license, quality control and mark usage agreements, (i) Juneau hereby grants to Predictive the right, during the Term, to use trademarks Controlled by Juneau or any of its Affiliates in the Promotional Materials, and (ii) Predictive hereby grants to Juneau the right, during the Term, to use trademarks Controlled by Predictive in the packaging and labeling for the Licensed Assay and on the patient reports generated for the Licensed Assay. Subject to the provisions of this Section, each party shall retain all right, title and interest in and to its respective trademarks, corporate names and logos.

(d)

Minimums. If the sales of the Licensed Assay fail to achieve the minimum levels specified in Schedule A –Minimum Net Sales Requirements, the parties will have the right to terminate this Agreement. Predictive will not be deemed as having failed to meet any of the minimum sales levels to the extent such failure is a result of (i) Juneau’s failure to provide, consistent with the terms of this Agreement, the quantities of Licensed Assay ordered by Predictive pursuant to the Sales Forecasts or to process the quantity of samples submitted to Juneau with respect to the Licensed Assay within the parameters described herein, (ii) any recall, corrective action or similar action with respect to the Licensed Assay that adversely affects Predictive’s ability to promote and market the Licensed Assay, or (iii) a force majeure event.

2.4.

Screening Activities. Juneau shall be responsible, directly or indirectly through one or more persons reasonably acceptable to Predictive, for conducting the screening and billing services with respect to specimens properly submitted through use of the Licensed Assay promoted, marketed and distributed by Predictive. In the event that Predictive acquires a CLIA lab the parties will use the Predictive lab to perform such services unless it is not commercially reasonable to do so as determined by the parties. In no event will Juneau be required to provide in any calendar quarter a volume of services related to the Licensed Assay in excess of 125% of Predictive’s Sales Forecast for such quarter made pursuant to Section 2.2(c).

2.5.

Additional Regulatory Matters. This Section 2.5 shall only be applicable with respect to Licensed Assays screened by Juneau or its nominee Juneau. This Section 2.5 shall not be applicable in cases where the Licensed Assays is not screened by Juneau.

(a)

Notice of Audit or Inquiry. Juneau agrees to provide Predictive on a prompt basis with copies of all correspondence to and from the FDA and other Regulatory Authorities relating to the Licensed Assay including, without limitation, correspondence relating to the Regulatory Approvals and the results of inspections or audits. In addition, Juneau agrees to notify Predictive (i) of any audit or inspection (such as an FDA audit or CLIA inspection) by a Regulatory Authority of facilities used for the manufacture of or to process the Licensed Assay and (ii) of any request for information from the FDA (or other Regulatory Authority) related to the sale, processing or manufacture of the Licensed Assay, as soon as practicable after Juneau receives notice of such audit, inspection or request.

(b)

Customer Complaints; Adverse Event Reports. Juneau will maintain responsibility for (i) managing all customer complaints or inquires relating to the Licensed Assay, (ii) reporting to government agencies and (iii) all corrective action where appropriate. Juneau will provide Predictive with (A) all serious reports (as defined in 21 CFR 314.80) by fax within 24 hours of receipt thereof, and hard copy within 3 days of receipt thereof and (B) all non-serious reports (those that are not encompassed by the definition of a serious report), on a monthly basis. Juneau will provide Predictive with copies of all submissions to the CDC, CMS, or FDA regarding any adverse experience with 5 days following such submission.

(c)

Facility Audits. Predictive shall have the right, upon reasonable notice to Juneau and during regular business hours, to inspect and audit the facilities being used by Juneau (or its Affiliates or any Third Party) for production, release testing, stability testing, storage and processing of the Licensed Assay including the Kit component thereof, if applicable, to assure compliance with (i) all applicable statutes, laws and regulations, including, without limitation, compliance with GLP or, as applicable, cGMP, and (ii) the terms and provisions of this Agreement.

Juneau acknowledges that the provisions of this Section granting Predictive certain audit rights shall in no way relieve Juneau of any of its obligations under this Agreement, nor shall such provisions require Predictive to conduct any such audits. Juneau’s or such other person’s failure to be in compliance may constitute a material breach of this Agreement.

2.6.

Expansion of Territory. In the event Juneau elects to sell Licensed Assay outside of the Territory or Predictive is interested in promoting Licensed Assay outside of the U.S., then such party will give written notice to the other. In the event Predictive is willing to pay the cost of formatting and otherwise developing the Licensed Assay for use in such non-U.S. market, then the parties will negotiate in good faith to enter into an amendment to this Agreement that gives Predictive the right to promote, market and offer for sale Licensed Assay in the expanded territory on substantially the same terms of described herein, except that Predictive will be responsible for the formatting and development costs relating to new territory and will not be required to make an additional equity investment or pay an additional license fee. If a third party to this agreement expresses a desire to market Licensed Assays outside the Territory Predictive will make a best effort to expedite the good faith negotiation to sell the Licensed Assay or allow Juneau to be free to negotiate the finalize license agreement with third party for promotion rights of Licensed Assay outside the Territory.

SECTION 3. LICENSES AND RELATED RIGHTS.

3.1.

License Grant by Juneau. Subject to the terms of this Agreement, Juneau grants to Predictive the following:  an exclusive license under the Licensed IP, to promote, market, offer for sale and sell Patented Assays in the Territory and in the Field during the Term. The license includes the right to sublicense to a wholly owned subsidiaries of Predictive. The license also includes the right to sublicense to others who are not wholly owned subsidiaries of Predictive, but each such sublicense must be approved in advance in writing by Juneau which approval shall not be unreasonably withheld.  Predictive may utilize its Affiliates and sales Representatives to promote, market and distribute the Licensed Assay in certain geographic areas of the Territory for the Field provided that Predictive shall at all times remain responsible for the actions and omissions of any such Affiliate or sales Representative in the performance of Predictive’s obligations under this Agreement.

3.2.

Rights Upon Insolvency. All rights and licenses granted under or pursuant to this Agreement are, for all purposes of Section 365(n) of Title 11 of the USC (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11. The respective licensor shall create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such “intellectual property”. If a case is commenced by or against the licensor under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, such licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall either perform all of the obligations provided in this Agreement to be performed by or on behalf of it or provide to the licensee all such intellectual property (including all embodiments thereof) immediately upon the licensee’s written request therefor. If a Title 11 case is commenced by or against the licensor, this Agreement is rejected as provided in Title 11, and the licensee elects to retain its rights hereunder as provided in Title 11, then the licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall provide to the licensee all such intellectual property (including all embodiments thereof) immediately upon the licensee’s written request therefor. All rights, powers and remedies of a licensee hereunder provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case. A licensee hereunder, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including Title 11) in such event.

SECTION 4.  FINANCIAL TERMS

In consideration for the licenses and other rights and benefits granted to Predictive hereunder, Predictive will provide Juneau with the consideration described in this Section 4.

4.1.

[Section Reserved]

4.2.

Net Profits. Predictive will receive fifty percent (50%) of the Net Profits and Juneau will receive fifty percent (50%) of the Net Profit. Net Profit will be determined each calendar quarter. Net Profit will be determined and paid with respect to prepaid Assays within forty-five (45) days following the end of the calendar quarter in question. Net Profit will be determined and paid with respect to Assays that are not prepaid within forty-five (45) days of the end of the calendar quarter in which collection occurs.

4.3.

License Fees.

(a)

The parties acknowledge that no amounts are owing with respect to license fees that became due prior to the effective date hereof.

(b)

Predictive will pay Juneau an additional license fee of two million dollars ($2,000,000) once Predictive has received profits of twenty-five million ($25,000,000) under this Agreement. Profits shall be computed using generally accepted accounting principals consistently applied.

(c)

The parties acknowledge that an affiliate of Predictive lent Juneau the principal amount of THREE HUNDRED THOUSAND DOLLARS ($300,000) which loan was memorialized in the form of a promissory note dated August 3, 2017 (the “Initial Loan”). In July, 2018 Predictive lent Juneau the additional amount of TWENTY-FIVE THOUSAND DOLLARS ($25,000) which was memorialized in the form of a promissory note (the “Second Loan”). Predictive, or an affiliate, hereby agrees to loan Juneau the additional principal amount of SIX HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($675,000) on or before July 31, 2019 (the “Third Loan”). The promissory note memorializing the Third Loan shall be in substantially the same form as the promissory note memorializing the Initial Loan.

(d)

In partial consideration for this amendment, Predictive previously issued to Juneau 1,000,000 shares of Predictive’s common stock and warrants exercisable for 14,000,000 shares of common stock. In connection with the issuance of such securities, Juneau represents and warrants that it is an accredited investor, as defined in Exhibit D, both at the time the referenced stock and warrants were issued and at each date that warrants are exercised.

4.4.

Equity Position in Predictive. Upon first commercial sale of a Licensed Assay to a Predictive customer or client, Predictive will issue to Juneau equity securities in Predictive so that on the date of issuance, Juneau will own common shares of Predictive with a fair market value of two million five hundred thousand dollars ($2,500,000.00). “Fair Market Value” shall equal the average closing trading price of the common stock on the principal securities exchange or trading market on which the common stock is traded, listed or quoted (the “Principal Market”) for the five trading days preceding the date of exercise or, if the common stock is not listed or admitted to trading on any Principal Market, and the average price cannot be determined as contemplated above, the fair market value shall be on mutual agreement or third party appraisal.

4.5.

Payments.

(a)

Method of Payment. All payments due under Section 4 shall be made by bank wire transfer in immediately available funds to an account designated by the party receiving the payment and shall be paid within 10 days of the end of the relevant calendar month for which such payments are due. Each payment shall be accompanied by a statement stating the number, description, Net Profits, Net Sales and aggregate sales of each Licensed Assay sold during the relevant period to a Predictive customer or client.

(b)

Late Payments. If either party fails to make when due any payment due to the other party under this Agreement, then interest shall accrue on such payment on a daily basis at a rate per annum equal to 12%, and such payment when made shall be accompanied by all interest so accrued.

4.6.

Currency. All payments due under this Agreement shall be made in the legal currency of the United States of America.

4.7.

Taxes. In the event any of the payments made by a party pursuant to Section 4 become subject to withholding taxes under the laws of any jurisdiction, the paying party shall deduct and withhold the amount of such taxes for the account of the other party to the extent required by law, such amounts payable to the other party shall be reduced by the amount of taxes deducted and withheld, and the paying party shall pay the amounts of such taxes to the proper Governmental Entity in a timely manner and promptly transmit to the other party an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Entity of all amounts deducted and withheld sufficient to enable Juneau to claim such payment of taxes. Any such withholding taxes required under applicable law to be paid or withheld in connection with a payment made hereunder shall be an expense of, and borne solely by, the party receiving the payment.

4.8.

Records; Audits. Each party shall keep or cause to be kept such records as are required to determine, in a manner consistent with generally accepted accounting principles in the United States, the sums or credits due under this Agreement, including, but not limited to Net Profits. At the request (and expense) of either party, the other party and its sublicensees shall permit an independent certified public accountant appointed by such party and reasonably acceptable to the other party, at reasonable times not more than once a year and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any calendar year ending not more than three years prior to such party’s request, the correctness or completeness of any report or payment made under this Agreement. Results of any such examination shall be (i) binding on the parties other than in the case of manifest error, (ii) limited to information relating to Licensed Assay, (iii) made available to both parties, and (iv) subject to Section 6. The party requesting the audit shall bear the full cost of the performance of any such audit, unless such audit discloses a variance of more than 5% from the amount of the original report, royalty or payment calculation, in which case the party being audited shall bear the full cost of the performance of such audit. Each party shall pay to the other the amount owing as revealed by such examination and review.

SECTION 5.  PATENT PROSECUTION AND LITIGATION

5.1.

Notice of Infringement. If either party becomes aware that any of the Licensed Patent Rights are being or have been infringed in the Field by any Third Party, such party shall promptly notify the other party in writing describing the facts relating thereto in reasonable detail.

5.2.

Third Party Infringement. Determination of the course of action to be taken with respect to any infringement or threatened infringement of the Licensed Patent Rights in the Field shall be based upon consultation between the parties, provided, however, that the right to sue for infringement shall not be used in an arbitrary or capricious manner. Neither Juneau nor Predictive shall be required to institute a proceeding against any infringer. In the event that Juneau and Predictive agree to institute jointly a proceeding against the infringer, Juneau and Predictive shall share equally the costs of such proceeding and any damages awarded as a result of such proceeding or received in a settlement of such proceeding. If Juneau and Predictive cannot agree to institute a joint proceeding, then Juneau will have the first right to bring an action on its own and at its risk and expense. If Juneau declines to do so, Predictive will have the right to bring an action on its own and at its risk and expense. In such event Juneau agrees to be included as a party to such litigation and Juneau shall provide all reasonable assistance and cooperation as may be reasonably necessary in such a proceeding. In the event that either Juneau or Predictive, but not both, wishes to institute an infringement proceeding, the party so wishing to institute such a proceeding can do so as described above and upon supplying to the other party a document setting out its binding commitment: (a) to pay all costs of and incidental to such a proceeding; (b) to indemnify, defend, and hold harmless the other party against any reasonable costs which might be incurred as a result of such a proceeding; and (c) to keep the other party informed as to the status of such a proceeding.

5.3.

Recovery. In the event that there is any recovery for damages from any suit referenced under Section 5.2 it shall be treated as follows: (a) it shall be applied first in satisfaction of any reasonable costs and expenses incurred by either of the parties in the course of the suit or preparation thereof (including, without limitation, attorneys’ and expert’s fees); (b) in the event that the parties jointly instituted the proceeding, the remainder of the recovery will be split equally between the parties; and (c) in the event that one party hereto instituted the proceeding alone as described in Section 5.2, that party shall retain seventy-five percent (75%) of the remainder of the recovery and the other twenty-five percent (25%) shall be paid to the other party hereto.

5.4.

Licensed Patent Prosecution. Juneau, with input and direction from Predictive, shall file, prosecute, and maintain all patents and patent applications within the Licensed Patent Rights. During the Term, Juneau shall apprise Predictive of material pending decisions and activities regarding the status, filing, prosecuting, and maintaining the Licensed Patent Rights with respect to the Field.

5.5.

Juneau Abandonment or Discontinuation. Juneau shall promptly notify Predictive in the event Juneau decides to abandon or discontinue prosecution of any one or more patent applications included in Licensed Patent Rights, fail to issue a patent on an application which receives an allowance, or discontinue maintaining an issued patent included in the Licensed Patent Rights. Such notification will be given as early as possible, which in no event will be less than 90 days prior to the date on which patent(s)\application(s) will become abandoned. Juneau may abandon, withdraw or discontinue prosecution of such patent(s)\application(s) by giving Predictive written notice at least 90 days prior to such abandonment. Thereafter, Predictive shall have the option, exercisable upon written notification to Juneau, to assume full responsibility for the maintenance and/or prosecution of such patent(s)\application(s), it being understood that Juneau will nevertheless own, subject to this Agreement all right title and interest in and to such patent(s)\application(s) and any patents that may issue thereon.

5.6.

Joint Inventions. The parties shall jointly select Inventions jointly made which they wish cooperatively to file patent applications or perfect other Intellectual Property rights therein and they shall select the countries where they wish to have patent applications filed or patents maintained. However, either party shall have the right upon thirty (30) days prior written notice to the other party, at its sole cost and expense, to file and prosecute a patent application or maintain a patent covering all or a part of any Joint Invention in any country which such other party does not select as set forth above, unless upon receipt of such notice and before the end of the notice period, such other party selects such country.

5.7.

Costs. All patent attorney fees and all patent registration, patent filing, patent translation and patent maintenance fees, costs and expenses with respect to the Patents Rights and Inventions solely owned by a party shall be borne by that party. All such fees, costs, and expenses with respect to patents and Joint Inventions shall be shared equally by the parties if they cooperatively undertake such activities, but otherwise shall be borne by the party that elects to undertake such activities on its own as described in the last sentence of Section 5.6.

SECTION 6.  CONFIDENTIALITY & PUBLICITY

6.1.

General. Any and all knowledge including, without limitation, know-how, practices, processes or other information disclosed or submitted in writing or in other tangible or electronic form and designated as confidential information by one party to the other party within 30 days of disclosure (“Confidential Information”) shall be subject to this Agreement.

6.2.

Ownership. All written documents containing Confidential Information shall remain the property of the disclosing party. At the disclosing party’s request, all Confidential Information shall be returned to it except that one copy may be retained by the receiving party to ensure compliance with this Agreement.

6.3.

Standard of Care; Use; Term. The receiving party shall use the same standard of care to protect the confidentiality of the other party’s Confidential Information as it uses to protect its own confidential information; will use the other party’s Confidential Information solely as permitted or contemplated by this Agreement and for no other purpose; and shall limit disclosure of such information to those of its Representatives (including its financial and legal advisors) who have a need to know and are under a written obligation to the confidentiality of such information. The above confidentiality, use and disclosure obligations will remain in effect for a period of seven years following the expiration or termination of this Agreement.

6.4.

Limitations. Nothing contained in this Agreement will in any way restrict or impair either party’s right to use or disclose any information which at the time of its receipt: (a) is generally available in the public domain, or thereafter becomes available to the public through no breach of this Agreement by the receiving party; or (b) was independently known prior to receipt thereof, or made available to receiving party as a matter of lawful right by a Third Party with no obligation of confidentiality to the disclosing party as evidenced by written record; or (c) was already in the possession of or developed by the receiving party independent of Confidential Information as evidenced by written record; or (d) is released for disclosure by the receiving party with the disclosing party’s written consent.

6.5.

Required Disclosures. In the event it is necessary for a party to disclose Confidential Information of the other party to comply with a court order or administrative subpoena or order, the party proposing to make the disclosure must first use its reasonable efforts to obtain an order preserving the confidentiality of the Confidential Information and must give the disclosing party timely notice of the contemplated disclosure to intervene to preserve the confidentiality of the Confidential Information by, for example, seeking an appropriate protective order.

6.6.

Use of Names. Neither party will use the name of the other party, including its employees, in any publicity, advertising or news release without the prior written approval of an authorized official of the other party; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law, rule or regulation to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than ten days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party.

SECTION 7. TERM AND TERMINATION

7.1.

Term. This Agreement shall commence on the Effective Date and shall continue until the earlier of (i) expiration of the last-to-expire Valid Claim in such country, or (ii) the effective date of any notice of termination given pursuant to this Section or in the event of a failure to meet the minimums set forth in Schedule A.

7.2.

Other Termination Rights. Either party may terminate this Agreement in the following circumstances:

(a)

if a party believes that the other party is in material breach of this Agreement, the non-breaching party may deliver a written notice of such material breach to the other party, such notice to describe in detail the nature of such breach. The allegedly breaching party shall have 30 days from receipt of such notice to cure such breach. Any such termination shall become effective at the end of such 30-day period unless the breaching party has cured any such breach prior to the expiration of such period;

(b)

this Agreement may be terminated by a party upon written notice to the other party in the event the other party becomes insolvent or if a petition in bankruptcy or for corporate reorganization or for any similar relief is filed by or against the other party, or a receiver is appointed with respect to any of assets of the other party, or a liquidation proceeding is commenced by or against the other party; or

(c)

either party may terminate this Agreement upon written notice in the event that Net Sales do not equal or exceed the “Minimum to Maintain License Rights” as set forth in Schedule A.

7.3.

Effects of Termination.

(a)

Survival. The following provisions shall survive any expiration or termination of this Agreement: Sections 1, 3.2, 6, 7, 9, 10, and 11, together with any sections referenced in such surviving provisions or necessary to give them effect. Termination of this Agreement shall not relieve either party of any liability that accrued hereunder prior to the effective date of such termination.

SECTION 8. REPRESENTATIONS & WARRANTIES; CERTAIN COVENANTS

8.1.

General Representations and Warranties. Each party represents, warrants an covenants that:

(a)

it is duly organized and validly existing under the laws of its state of incorporation or organization, and has full power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)

it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite company action;

(c)

this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any Governmental Entity having jurisdiction over it;

(d)

it has not granted, and will not grant during the term of the Agreement, any right to any Third Party that would conflict with the rights granted to the other party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements, permits and licenses necessary to perform its obligations hereunder; and

(e)

in complying with the terms and conditions of this Agreement and carrying out any obligations hereunder, it will comply (and it will ensure that its subcontractor’s comply) with all applicable laws, regulations, ordinances, statutes, and decrees or proclamations of all Governmental Entities having jurisdiction over such party.

8.2.

Representations and Warranties of Juneau. Juneau hereby represents and warrants to Predictive as follows:

(a)

it owns all unencumbered right, title, and interest in and to the Licensed Patent Rights, and no Third Party has notified Juneau that it is claiming any ownership of or right to the Licensed Patent Rights;

(b)

it is presently aware of no patents or patent applications, not already previously disclosed to Predictive in writing, owned by a Third Party which would present any issue of infringement by reason of the promotion, marketing, manufacture, making, having made, using, having used for, selling, having sold, offering to sell, importing, practicing, having practiced, or otherwise disposing of Licensed Assay;

(c)

none of the Licensed Patent Rights is involved in any pending or threatened litigation, arbitration, administrative or other proceedings, or governmental investigation other than ordinary patent application prosecution proceedings;

(d)

it has not received any notice of invalidity or infringement of any of the Licensed Patent Rights or obtained any legal opinions of counsel on patentability, validity or infringement related thereto;

(e)

at the Effective Date, it knows of no product ideas of Juneau or of its Affiliates that would render the Licensed Assay obsolete;

(f)

it has no outstanding encumbrances or agreements, including any agreements with academic institutions, universities, or third party employers, whether written, oral or implied, which would be inconsistent with the licenses and rights granted herein;

(g)

as of the Effective Date, the Licensed Patent Rights listed in Schedule B – Licensed Patent Rights are the only patents or pending patent applications related to the Field which Juneau currently owns or otherwise has the right to grant licenses therein, whether domestic or foreign;

(h)

it is unaware of any information, such as prior art, which would raise a substantial question of the validity or enforceability of any of the Licensed Patent Rights listed in Schedule B; and Juneau is the legal and beneficial owner of, or has the right to grant to Predictive the rights granted herein to, all Juneau IP and no other person has any right, interest or claim in or to such rights, and Juneau has not entered into any agreement granting any right or interest in such Juneau IP with respect to the Field; and

(i)

none of the rights of Juneau or its Affiliates under the Licensed Patent Rights set forth on Schedule B have been licensed to Juneau or its Affiliates from any Third Party, and none of such rights were developed with funding from the United States government or other Governmental Entity.

8.3.

Representations and Warranties of Predictive. Predictive hereby represents and warrants as of the Effective Date to Juneau as follows:

(a)

it is presently aware of no patents, not already previously disclosed to Juneau in writing, owned by a Third Party or by an Affiliate of Predictive which would present any issue of infringement by reason of the promotion, marketing, manufacture, making, having made, using, having used for, selling, having sold, offering to sell, importing, practicing, having practiced, or otherwise disposing of Licensed Assay;

(b)

at the Effective Date, it knows of no product ideas of Predictive or of its Affiliates that would render the Licensed Assay obsolete; and

(c)

it has no outstanding encumbrances or agreements, including any agreements with academic institutions, universities, or third party employers, whether written, oral or implied, which would be inconsistent with the licenses and rights granted herein.

8.4.

Disclaimer. EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EXCEPT FOR THOSE SET FORTH IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

SECTION 9.  INDEMNITIES

9.1.

Mutual Indemnification. Subject to Section 9.3, each party hereby agrees to indemnify and hold harmless the other party and its officers, directors, employees, consultants, contractors, sublicensees and agents (collectively, “Representatives”) from and against any and all losses, damages and other amounts payable to a claimant, as well as reasonable attorneys’ fees and costs (collectively, “Losses”), to the extent resulting from claims, suits, proceedings or causes of action (“Claims”) brought by a Third Party against the other party or its Representatives based on or arising from: (a) breach of any representation or warranty or covenant or other agreement by the indemnifying party contained in this Agreement, or (b) negligence, recklessness or willful misconduct by such indemnifying party or any of its Representatives.

9.2.

Indemnification by a Party.

(a)

Subject to Section 9.3, Predictive hereby agrees to indemnify and hold harmless Juneau and its Representatives from and against any Losses to the extent resulting from Claims brought by a Third Party against Juneau or its Representatives resulting directly or indirectly from Predictive’s or its Representatives’ promotion or marketing of Licensed Assay under this Agreement, or allegations of Intellectual Property infringement made with respect to Licensed Assay, in each case except to the extent that such Losses are covered by Juneau’s indemnification of Predictive and its Representatives pursuant to Section 9.1 or 9.2(b) or are based on aspects of the Licensed Assay resulting from Juneau IP.

(b)

Subject to Section 9.3, Juneau hereby agrees to indemnify and hold harmless Predictive and its Representatives from and against any Losses to the extent resulting from Claims brought by a Third Party against Predictive or its Representatives resulting directly or indirectly from Juneau’s or its Representatives’ development, manufacture, or sale of Licensed Assay under this Agreement, or allegations of defects in material, workmanship or design and/or allegations of Intellectual Property infringement made with respect to Licensed Assay, in each case except to the extent that such Losses are covered by Predictive’s indemnification of Juneau and its Representatives pursuant to Section 9.1 or 9.2(a) or are based on aspects of the Licensed Assay resulting from Predictive IP.

9.3.

Conditions to Indemnification.

(a)

In the event that any Third Party asserts a claim with respect to any matter for which a party (the “Indemnified party”) is entitled to indemnification hereunder (a “Third-Party Indemnity Claim”), then the Indemnified party shall promptly notify the party obligated to indemnify the Indemnified party (the “Indemnifying party”) thereof; provided, however, that no delay on the part of the Indemnified party in notifying the Indemnifying party shall relieve the Indemnifying party from any obligation hereunder unless (and then only to the extent that) the Indemnifying party is prejudiced thereby.

(b)

The Indemnifying party shall have the right, exercisable by notice to the Indemnified party within ten days of receipt of notice from the Indemnified party of the commencement of or assertion of any Third-Party Indemnity Claim, to control the defense, settlement, appeal or other disposition of the Third-Party Indemnity Claim with counsel reasonably acceptable to the Indemnified party; provided that, the Indemnified party will have the right to participate jointly therein and provided, further, that if the Indemnifying party fails to take reasonable steps necessary to defend such Third-Party Indemnity Claim, the Indemnified party may assume it own defense and the Indemnifying party will be liable for the reasonable costs and expenses in connection therewith. The Indemnifying party will not settle any Third-Party Indemnity Claim except: (i) with the approval of the Indemnified party, which approval shall not be unreasonably withheld or delayed and (ii) with respect to any Third-Party Indemnity Claim relating solely to the payment of money damages and which could not result in the Indemnified party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the Indemnified party in any manner, and as to which the Indemnifying party shall have acknowledged in writing the obligation to indemnify the Indemnified party hereunder; provided, that the Indemnifying party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall obtain the written release of the Indemnified party from the Third-Party Indemnity Claim. The Indemnifying party shall obtain the written consent of the Indemnified party prior to ceasing to defend, settling or otherwise disposing of any Third-Party Indemnity Claim if as a result thereof the Indemnified party would become subject to injunctive or other equitable relief or the business of the Indemnified party would be adversely affected in any manner.

9.4.

Exclusion of Damages. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY MULTIPLIED OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT REDUCE OR AFFECT EITHER PARTY’S OBLIGATIONS TO INDEMNIFY THE OTHER AGAINST THIRD-PARTY INDEMNITY CLAIMS UNDER SECTIONS 9.1 THROUGH 9.3.

9.5.

Exclusion from Indemnification Obligation. A party’s indemnification obligations under this Section 9 will not apply to the extent that Losses arise from the negligent, reckless or willful acts or omissions of the other party or any of its Representatives.

SECTION 10. DISPUTE RESOLUTION

10.1.

Governing Law; Jurisdiction. This Agreement, and application or interpretation thereof, shall be governed by the laws of the state of Utah. The parties (i) agree that all actions and proceedings relating directly or indirectly to this Agreement shall be litigated in courts located within the state of Utah, and that the exclusive venue therefore shall be in Salt Lake County, Utah; (ii) consent to the jurisdiction and venue of any such court and consent to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waive any and all right either party may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

10.2.

Attorneys’ Fees. In the event any party brings suit to enforce or interpret this Agreement or for damages on account of the breach hereof, the prevailing party shall be entitled to recover from the party bringing the action its reasonable attorneys' fees and costs incurred in any such action, in addition to other relief to which the prevailing party is entitled.

SECTION 11. MISCELLANEOUS

11.1.

Entire Agreement; Amendment. This Agreement, including the schedules attached hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto and supersedes and terminates all prior agreements and understandings between the parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party.

11.2.

Force Majeure. Both parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming party promptly provides notice of the prevention to the other party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer, unless such force majeure specifically precludes the payment process.

11.3.

Notices. Any notices, approvals, or consents required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, internationally recognized express delivery service, transmitted by facsimile where a confirmation of receipt (automated or otherwise) is obtained, or personally delivered. Unless otherwise specified in writing, the mailing addresses of the parties shall be as described below:

To Predictive:

2735 East Parleys Way, Suite 205

Salt Lake City, UT 84109

Attn: CEO

To Juneau:

2749 East Parleys Way, Suite 210

Salt Lake City, UT 84109

Attn: CEO

FAX: (801) 994-4009

with a copy to:

2749 East Parleys Way, Suite 210

Salt Lake City, UT 84109

Attn: General Counsel

FAX: (801) 994-4009

11.4.

No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either party.

11.5.

Assignment. Neither party may assign or transfer this Agreement or any rights or obligations hereunder without the prior consent of the other which consent will not be unreasonably withheld; provided, however, that either party may make such an assignment, in whole, but not in part, without the other party’s consent in conjunction with a merger, acquisition, or sale of all or substantially all of the assets of such party to which this Agreement pertains. Any assignment or attempted assignment by either party in violation of the terms of this Section shall be null and void and of no legal effect.

11.6.

Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.7.

Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the parties when entering into this Agreement may be realized.

11.8.

Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

11.9.

No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

11.10.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11

Amendment and Restatement – This Agreement amends and restates in its entirely the License Agreement dated October 1, 2015, by and between the parties hereto, and all amendments and restatements thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals by their proper officers to be effective as of the date and year first above written.

PREDICTIVE TECHNOLOGY GROUP, INC. By: /s/ Bradley C. Robinson Title CEO AGREED AND APPROVED PREDICTIVE THERAPEUTICS, LLC By:/s/ Bradley C. Robinson Title CEO	JUNEAU BIOSCIENCES, LLC By: /s/ Kenneth Ward Title President, CEO

List of Schedules

Schedule A– Minimum Net Sales Requirements

Schedule B– Licensed Patent Rights

Schedule C-- Licensed Assays

Schedule A-Minimum Net Sales Requirements

Minimum annual Net Sales from Predictive Clients (defined below) are set forth below. For purposes of this Schedule, Year 1 begins the nine months following the a mutually agreed commercial launch date. Each annual period thereafter begins on the one year anniversary of the prior annual period.

Year 1 -$12,500,000 in annual Net Sales from Predictive Clients

Year 2-$30,000,000 in annual Net Sales from Predictive Clients

Year 3- and beyond $60,000,000 in annual Net Sales from Predictive Clients

If Predictive fails to meet sales minimums in any year, this license is null and void, unless Predictive elects to “cure” this failure by

1.

presenting a revised plan to Juneau concerning how Predictive will use reasonable commercial efforts to improve sales, and

2.

agreeing to spend an amount equal to the difference between projected minimum Net Sales from Predictive Clients and actual Net Sales from Predictive Clients on an enhance sales and marketing effort over the next year.

Minimum sales requirements may also be amended by mutual written agreement of the parties.

Schedule B – Licensed Patent Rights

All issued patents and pending U.S patent applications underlying the ARTGuide test including

9,434,991  Method of testing for endometriosis and treatment therefor

8,932,993  Method of testing for endometriosis and treatment therefor

PUB. APP. NO.

Title

1

20150368714    Method of Testing for Endometriosis and Treatment Therefor

2

20150363558    Method of Determining Predisposition to Endometriosis

3

20150361494    Genetic Markers Associated with Endometriosis and Use Thereof

4

20150133382    Method of Testing for Endometriosis and Treatment Therefor

5

20100272713    Genetic Markers Associated with Endometriosis and Use Thereof

6

20080306034    Method of Administering a Therapeutic

7

20080305967    Genetic Markers Associated with Endometriosis and Use Thereof

Schedule C-- Licensed Assays

Assay 1.) ART Guide

Assay is currently comprised of >200 endometriosis markers + four questions + human fertility genes.  Final algorithm pending current validation work.

Actionable risk score (1-20) indicates likelihood of endometriosis.

Test will be offered at first visit with ART specialist

Assay 2.) The FertilityDX™ Services

The  FertilityDX™ test suite delivers personalized and comprehensive genetic diagnostic services to couples undergoing infertility care.

(i)

Includes the new ART Guide® test for endometriosis genes and every gene known to impact human fertility

(ii)

Maternity specific–predict conditions which may complicate pregnancy

(iii)

Screen for cytogenetic factors impacting fertility

(iv)

Most expansive screen of genetic risk for serious fetal conditions

(v)

Comprehensive and personalized genetic counseling for clients

(vi)

Unparalleled physician support using state of the art technologies

FertilityDX™ is intended for:

Couples seeking advanced medical help with infertility

Couples considering ART techniques who want to insure the best possible outcome

Assay 3.) Pelvic Pain/Dysmenorrhea

Assay is currently comprised of >800 endometriosis markers + four questions + ancestry informative markers.  Final algorithm pending current discovery and development work.

Test will be offered to women experiencing pelvic pain, dysmenorrhea, or related gynecologic symptoms.

Future Products

In the event that Juneau develops any method, device, product or technology in the future that is outside the scope of this Agreement, (“Future Technology”), then, prior to making an offer to license, sell, or otherwise transfer any such Future Technology to any third party, Juneau shall provide Predictive with (i) written notice that Juneau has developed such Future Technology and desires to license, sell, or otherwise transfer such Future Technology or a portion thereof to a third party, and (ii) an invitation for Predictive to make an offer to Juneau to license or otherwise acquire such Future Technology.  Following its receipt of such notice, Predictive shall have thirty (30) days to make an offer to Juneau to license or otherwise acquire the Future Technology.  Such offer shall include the purchase price and other material terms and conditions pursuant to which Predictive would be willing to license or acquire such Future Technology. Following Juneau’s  receipt of Predictive’s offer, the parties agree to negotiate in good faith the license or transfer of the Future Technology, but such negotiations shall not prohibit or otherwise limit Juneau’s ability to engage in negotiations and/or consummate a license or other transaction with another party with respect to such Future Technology.

Exhibit D – Definition of “Accredited Investor”

The term “accredited investor” means:

(1) Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Act; any insurance company as defined in section 2(a)(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2) Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(3) Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5) Any natural person whose individual net worth, or joint net worth with that person's spouse, exceeds $1,000,000.

(i) Except as provided in paragraph (a)(5)(ii) of this exhibit, for purposes of calculating net worth under this paragraph (a)(5):

(A) The person's primary residence shall not be included as an asset;

(B) Indebtedness that is secured by the person's primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

(C) Indebtedness that is secured by the person's primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

(6) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 506(b)(2)(ii) of Regulation D as promulgated under the Securities Act; and

(8) Any entity in which all of the equity owners are accredited investors.